[WILMINGTON TRUST LOGO] WILMINGTON TRUST            WILMINGTON TRUST CORPORATION
                                                             RODNEY SQUARE NORTH
                                                        1100 NORTH MARKET STREET
                                                       WILMINGTON, DE 19890-0001


NEWS RELEASE

FOR IMMEDIATE RELEASE

WILMINGTON TRUST PROFITS RISE 11%

Wilmington, Del., July 22, 2005 - Today Wilmington Trust Corporation (NYSE: WL) reported that net income for the second quarter of 2005 was $40.4 million. This was 11% higher than net income for the year-ago second quarter, and slightly higher than for the first quarter of 2005.

Earnings per share for the 2005 second quarter, on a diluted basis, were $0.59. This was 9% more than for the year-ago second quarter and equal to the 2005 first quarter amount.

Compared with the year-ago second quarter, highlights of the 2005 second quarter included:

- Continued loan growth, with balances rising more than 8% and exceeding $7.0 billion;

- A 14-basis-point improvement in the net interest margin, which rose to 3.66%;

- Strong credit quality, with net charge-offs of 3 basis points and an internal rating of "pass" for 97% of the loan portfolio;

-     A 12% increase in advisory business income, which totaled $65.3 million;
      and

-     Minimal growth in expenses.

"We had a strong second quarter, primarily from an improvement in our net interest margin and slower growth of expenses," said Ted T. Cecala, Wilmington Trust chairman and chief executive officer. "Continued growth in loan balances combined with strong credit quality to produce excellent results in our Regional Bank. We recorded double-digit revenue growth in Wealth Advisory Services; Corporate Client Services revenue improved slightly; and our value-style affiliate money manager had another impressive quarter."

On an annualized basis, second quarter 2005 results generated a return on average assets of 1.68% and a return on average stockholders' equity (ROE) of 17.44%. The corresponding returns for the second quarter of 2004 were 1.63% and 17.82%, respectively. ROE declined year-over-year because growth in stockholders' equity exceeded growth in net income, due largely to expenditures the company made during the second half of 2004 to expand and acquire the minority interest in Balentine & Company.

CASH DIVIDEND DECLARED

At its meeting yesterday, the Board of Directors declared a regular quarterly cash dividend of $0.30 per share. This was more than 5% higher than the dividend amount declared in July 2004. The quarterly dividend will be paid on August 15, 2005, to shareholders of record on August 1, 2005.

REGIONAL BANKING BENEFITS FROM HEALTHY ECONOMY, LOAN GROWTH

Economic indicators remained positive in the Delaware Valley region, which benefits from a well-diversified economy. According to the Federal Reserve Bank of Philadelphia, economic activity has increased over the past 12 months in Delaware, Pennsylvania, and New Jersey (as of May 2005, the most recent report available). The Federal Deposit Insurance Corporation reported that, in the 2005 first quarter, Delaware had the 12th highest rate of employment growth in the United States.

Against this backdrop, loan balances rose for the 17th consecutive quarter, reaching $7.05 billion at period-end and $6.94 billion, on average. These were increases of more than 8% on a year-over-year basis, and nearly 3% on a linked-quarter basis.

The growth was more balanced between the commercial and consumer portfolios than in recent quarters. Year-over-year, total loan growth amounted to $518.6 million, on average. Consumer loans contributed $200.2 million, or nearly 40%, of this growth.

The Delaware market generated more than half the increase in average balances. The southeastern Pennsylvania market accounted for approximately 40% of the growth.

The southeastern Pennsylvania market accounted for $1.51 billion, or approximately 22%, of the total loan portfolio for the 2005 second quarter, on average. This was an increase of 5% from the 2005 first quarter, when loans from the Pennsylvania market amounted to $1.44 billion, on average.

COMMERCIAL PORTFOLIO REFLECTS REGIONAL POPULATION GROWTH

Commercial balances, on average, were $4.61 billion, which was $345.7 million more than for the year-ago second quarter, and $104.5 million more than for the 2005 first quarter. The company focuses its commercial banking activities on middle-market businesses (privately owned or closely held businesses with annual sales of up to $250 million) throughout the Delaware Valley region.

Real estate lending remained brisk, and accounted for much of the year-over-year increase, and most of the linked quarter increase, in total commercial loans. Most of the second quarter real estate lending was for single-family residential projects, and it was spread among projects in Delaware, southeastern Pennsylvania, the Baltimore area, and southern New Jersey. The Maryland activity reflected the efforts of the commercial lenders who were added to the Baltimore office during the second half of 2004. The southern New Jersey activity indicated the potential for growth in that market, which is a logical extension of the company's commercial banking regional footprint.

In Delaware, nearly half of the second quarter growth in real estate loans was for projects in the rapidly growing central part of the state, and included single family residential and retail projects in Smyrna and Middletown. According to the University of Delaware's Institute of Public Administration, Middletown's population doubled between 2000 and 2004, and is expected to increase 33% by 2006. In recognition of that growth, the company broke ground on a new branch in Middletown in May 2005, which will be its second in that area.

According to the U.S. Census Bureau, Delaware is the seventh fastest-growing state in the United States, and the fifth most popular for attracting residents aged 65 and older. Kiplinger's ranks Delaware among the top U.S. retirement destinations, due to the state's favorable tax environment and affordable housing relative to other mid-Atlantic states.

RETAIL LOAN GROWTH REFLECTS LEADERSHIP OF DELAWARE MARKET

Retail loan balances for the 2005 second quarter were $2.33 billion, on average. This was an increase of $172.9 million from the year-ago second quarter, and $64.6 million more than for the first quarter of 2005.

Almost all of the retail loan growth occurred in consumer loans, which include home equity, indirect (loans made to clients through auto dealers), credit card, and other types of consumer loans. Consumer balances for the 2005 second quarter were $1.29 billion, on average. This was an increase of 18% from the year-ago second quarter, and a 5% increase from the 2005 first quarter.

Compared with the year-ago second quarter, most of the consumer loan growth was in home equity and indirect auto lending. These balances also rose on a linked-quarter basis, but most of the linked-quarter growth was in other types of consumer lending, such as small business and personal loans.

Indirect loan balances were $573.5 million, on average, for the 2005 second quarter. This was $69.3 million more than for the year-ago second quarter, and $14.8 million more than for the 2005 first quarter. Most of the indirect auto loans are for late-model used cars. These loans typically have shorter terms, but higher yields, than new car loans. During the 2005 second quarter, there was a slight increase in the volume of new car loans, as new car sales volumes rose as a result of pricing promotions offered by auto manufacturers. The sales office that opened in October 2004 in Bel Air, Maryland, midway between Wilmington and Baltimore, contributed to the growth in indirect lending.

Residential mortgage balances, while lower compared with the year-ago second quarter, were nearly $5 million higher than for the 2005 first quarter. In recent years, residential mortgage balances have reflected prepayments, refinancings, and the company's ongoing practice of selling most new fixed-rate residential mortgage production into the secondary market. At the same time, residential mortgage originations have remained an important aspect of the company's market presence in Delaware. In 2004, the company increased its residential mortgage marketing activity, and origination volumes have risen as a result.


The table below compares residential mortgage balances with originations, and shows that originations for the 2005 second quarter were 48% higher year-over-year, and 72% higher on a linked-quarter basis.

  RESIDENTIAL MORTGAGE ACTIVITY         2005 Q2     2005 Q1    2004 Q2
----------------------------------    ----------  ----------  ----------
Balances (on average, in millions)    $    432.1  $    427.5  $    459.3
Originations (in millions)            $     54.9  $     31.9  $     37.2

The company concentrates its consumer and residential mortgage lending activities in the state of Delaware. Other loans in the retail loan portfolio, identified as "loans secured with liquid collateral," are associated primarily with Wealth Advisory clients throughout the United States.

CORE DEPOSIT GROWTH MAINLY FROM DELAWARE

Approximately 94% of core deposit balances, on average, for the 2005 second quarter was generated by clients in Delaware, which is where the company focuses its retail banking activities. Core deposits were $4.77 billion, on average, which was $281.9 million more than for the year-ago second quarter, but down slightly from the 2005 first quarter. All of the linked-quarter decline occurred in interest-bearing demand balances, and reflected the activity of one Corporate Client Services client.

Almost all of the year-over-year growth in core deposit balances occurred in local CDs in amounts of $100,000 or more, which were $379.0 million, on average, for the 2005 second quarter. This was an increase of $245.5 million from the 2004 second quarter, and $8.9 million from the 2005 first quarter.

The company records these jumbo CDs as core deposits because they reflect client activity. For the 2005 second quarter, consumer banking clients in Delaware accounted for approximately 68% of these deposits; commercial banking clients in the Delaware Valley region accounted for approximately 22%; Wealth Advisory clients accounted for approximately 8%; and Corporate Client Services clients accounted for approximately 2%.

The company augmented its funding from core deposits with a combination of wholesale funding (national CDs of $100,000 and more) and short-term borrowings. The company regards this funding strategy as a cost-effective way to minimize growth in annual operating expenses and capital investments that would be associated with a large-scale expansion of the branch office network.

CREDIT QUALITY REMAINS STABLE

The net charge-off ratio continued to be low, mirroring the current trend throughout the financial services industry. For the 2005 second quarter, the ratio was 3 basis points. This was equal to the ratio for the year-ago second quarter, and 1 basis point lower than for the 2005 first quarter. Management regards the net charge-off ratio as the primary measure of credit quality.

Most other measures of credit quality improved, except for nonaccruing loans. The increase in nonaccruing loans reflected a single commercial banking relationship with a Delaware Valley client in the agricultural business.

Changes in the provision and reserve for loan losses were based on growth in the loan portfolio and the results of the internal risk rating analysis.

LOANS DRIVE BALANCE SHEET EXPANSION; INVESTMENT PORTFOLIO BALANCES DECLINE SLIGHTLY

Loan growth accounted for most of the increase in total assets, which were $9.62 billion, on average, for the 2005 second quarter. This was 7% higher than for the year-ago second quarter.

In the investment securities portfolio, which the company uses as one of its interest-rate-risk management tools, balances declined slightly to $1.83 billion, on average, for the 2005 second quarter. At June 30, 2005, the average life of the portfolio was 5.69 years and the duration was 2.39. In comparison, at March 31, 2005, the average life was 6.42 years and the duration was 3.07. On a percentage basis, the composition of investments in the portfolio remained relatively unchanged.

MARGIN BENEFITS FROM RISING RATE ENVIRONMENT, FAVORABLE DEPOSIT PRICING

The net interest margin for the 2005 second quarter was 3.66%. This was 14 basis points higher than for the year-ago second quarter; 2 basis points more than for the 2005 first quarter; and the highest net interest margin since the first quarter of 2003. The margin improved because the company's interest rate sensitivity position is slightly asset-sensitive, and the yield on earning assets continued to increase more quickly than the cost of funds. (A five-quarter comparison of yields and rates appears at the end of this report.)

Comparing the second quarter of 2005 with the first, the average yield on earning assets was 30 basis points higher, while the average cost of funds was 28 basis points higher. Compared with the year-ago second quarter, the average yield on earning assets rose 113 basis points, while the average cost of funds increased 99 basis points. Two main factors contributed to the favorable spread:

- Rising market interest rates. Market interest rates were 200 basis points higher at June 30, 2005, than they were at June 30, 2004, due to the eight rate increases enacted by the Federal Open Market Committee (FOMC) during that span of time. (The effects of the most recent increase, made June 30, will not be reflected in the company's results until the third quarter of 2005.)

- Favorable deposit pricing. Loans continued to reprice more quickly than deposits. The company has raised its loan yields in concert with the FOMC moves, but the Regional Banking marketplace has not demanded similar increases on deposit rates. Comparing the second quarter of 2005 with the first, the average yield on loans was 33 basis points higher, while the average rate on core deposits was 13 basis points higher. Compared with the year-ago second quarter, the average yield on loans was 133 basis points higher, while the average rate on core deposits was 57 basis points higher.

On a year-to-date basis, the net interest margin was 3.65% as of June 30, 2005. This was 13 basis points higher than the 3.52% reported for the first half of 2004.

CORE ADVISORY AND INVESTMENT SERVICES DRIVE WEALTH ADVISORY REVENUE GROWTH

Wealth Advisory Services (WAS) revenue totaled $42.4 million for the 2005 second quarter. This was 13% more than for the year-ago second quarter, but slightly less than for the 2005 first quarter. The following factors summarize the second quarter results for WAS:

- Core Wealth Advisory trust and investment advisory revenue continued to grow at a double-digit rate (annualized).

- The acquisition of business and family office management firm Grant Tani Barash & Altman, which was completed in October 2004, accounted for the year-over-year increase in revenue from planning services.

- Nonrecurring fees for specialized planning activities were lower, which caused the linked-quarter decline in revenue from planning services, and accounted for the majority of the linked-quarter decline in total Wealth Advisory revenue.

Revenue from the trust and investment advisory component of WAS continued its four-quarter trend of increases, reaching $30.0 million for the 2005 second quarter. This was 11% higher than for the year-ago second quarter, and slightly more than for the 2005 first quarter. Business development with new as well as existing clients accounted for this growth, as a comparison with a key equity index, the S&P 500, illustrates.

Opposite the 11% rise (year-over-year) in trust and investment advisory revenue, the S&P 500 index increased less than 5% during the same 12-month period. The linked-quarter improvement in trust and investment advisory revenue also exceeded the S&P 500's movement between March 31 and June 30, 2005.

The revenue growth from the trust and investment advisory component of WAS reflects the continuing demand for asset management services that employ a combination of proprietary and third-party advisors, forward-looking asset allocation, a blend of active and index funds, and tactical rebalancing.

Revenue from planning services reflects client demand at a specific point in time, and can fluctuate either up or down from period to period.

CAPITAL MARKETS ENVIRONMENT CHALLENGES CORPORATE CLIENT SERVICES

Corporate Client Services (CCS) revenue was $18.7 million for the 2005 second quarter. This was slightly more than the amounts recorded for the year-ago second quarter and the 2005 first quarter. The year-over-year increase occurred in entity management services, and the linked-quarter increase was in capital markets services.

During the 2005 second quarter, sales of services that support asset-backed securitizations increased, as demand for those types of transactions reflected real estate

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market activity. These sales contributed to the linked-quarter growth in capital markets revenue, but were not strong enough to offset overall weakness in the capital markets environment, due to:

- Weak demand for structured finance transactions and little innovation in the marketplace. Newer types of structures typically command higher fees than more established structures.

- Downward pricing pressures as a result of market saturation, especially for issues of trust-preferred securities.

- Shorter durations on new contracts, particularly for asset-backed securitizations.

The year-over-year increase in entity management revenue resulted mainly from efforts to provide a broader array of services to existing clients, as well as continued success with European clients.

On July 7, 2005, Wilmington Trust completed its acquisition of Charleston Captive Management Company (CCMC). CCMC provides administrative services that support captive insurance companies, and its services complement the entity management services CCS already provides. CCMC's revenue and expenses will be consolidated into Wilmington Trust's financial statements beginning with the third quarter of 2005. The company anticipates that CCMC's results will have a neutral effect on Wilmington Trust's earnings in 2005.

MANAGED ASSETS AT CRAMER ROSENTHAL MCGLYNN AT RECORD LEVELS

Assets under management at value-style affiliate money manager Cramer Rosenthal McGlynn (CRM) have risen every quarter since the first quarter of 2003, and they have set new records every quarter since the second quarter of 2004. That trend continued for the second quarter of 2005, when CRM's managed assets reached $7.8 billion. This was an increase of 42% from the $5.5 billion recorded at June 30, 2004, and $600 million more than the amount recorded at March 31, 2005. A combination of new business and market appreciation accounted for the increase.

Second quarter 2005 income from Wilmington Trust's investment in CRM was $4.0 million, which was 60% more than for the year-ago second quarter. On a linked-quarter basis, income from CRM declined slightly because the firm's 2005 first quarter results included approximately $1.4 million from a nonrecurring gain on the sale of an equity investment.

ASSETS RISE AT ROXBURY CAPITAL MANAGEMENT

At growth-style affiliate money manager Roxbury Capital Management (RCM), assets under management increased from $2.8 billion at March 31, 2005, to $3.0 billion at June 30, 2005. RCM's small- and mid-capitalization products continued to offset asset outflows in its large-capitalization product.

Income from Wilmington Trust's investment in RCM was $0.2 million for the 2005 second quarter, equal to the amount for the year-ago second quarter, but $0.1 million less than for the 2005 first quarter. The linked-quarter decline occurred because incentive compensation expenses were higher.

INCOME FROM SERVICE CHARGES STABILIZES

Halting a five-quarter trend of declines, income from service charges on deposit accounts stabilized for the 2005 second quarter at $6.7 million. This was equal to the amount recorded for the 2005 first quarter, but $1.4 million less than for the second quarter of 2004. Changes in client behavior and the economic environment continued to pressure service charges income, as:

- Transaction volumes were lower for services that typically generate fees, such as ATM withdrawals. At the same time, clients made more purchases with debit and credit cards, which typically do not incur service charges. ATM transaction volumes were 4% lower for the first half of 2005 than for the same period in 2004. In comparison, point-of-service transaction volumes were 6% higher.

- Rising market interest rates generated higher earnings credits, which offset service charges on commercial deposit accounts.

EXPENSE GROWTH IS MINIMAL

Noninterest expenses (costs incurred in the course of normal business operations) were $89.6 million for the 2005 second quarter. This was $300,000 more than for the 2005 first quarter.

Compared with the year-ago second quarter, expenses were 9% higher. This increase was due almost entirely to the acquisition of Grant Tani Barash & Altman (GTBA). The GTBA acquisition was completed in October 2004, and GTBA's revenue and expenses were consolidated in Wilmington Trust's financial statements beginning with the 2004 fourth quarter.

At June 30, 2005, the company had 2,425 full-time equivalent staff members. This was 69 more than at the same time last year, and 18 fewer than at the end of the 2005 first quarter. GTBA staff accounted for 48 of the increase in staff members from the year-ago second quarter.

Approximately 61% of second quarter 2005 noninterest expenses, or $54.7 million, were staffing-related expenses, including salaries and wages, incentives and bonuses, and employment benefits expense. Staffing costs were 12% higher than for the year-ago second quarter. On a linked-quarter basis, staffing costs rose less than 1% from the 2005 first quarter.

Salaries and wages accounted for the majority of the increase in staffing-related expenses. These expenses rose on a linked-quarter basis mainly because there were two more days of pay in the 2005 second quarter than in the first, and because the annual salary adjustments for most members of the senior leadership team were made during the first quarter.

Two expense items recorded for the 2005 second quarter are not expected to occur again in 2005:

- The amount recorded for subadvisor expenses reflected a credit of approximately $1 million. This credit resulted from account reconciliations that were made in the process of consolidating Wilmington Trust's subadvisor expenses with those of Balentine & Company under Wilmington Trust Investment Management. These expenses represent payments to third-party investment advisors used in the Wealth Advisory business.

- The $10.1 million amount recorded for "other expense" included approximately $1 million of expenses associated with product development.

These two items offset each other and brought total operating expenses recorded as "other noninterest expense" to $20.8 million. This amount was equal to the year-ago second quarter amount, and $200,000 less than the 2005 first quarter amount.

SHARE REPURCHASES MINIMAL FOLLOWING EXPANSION INVESTMENTS

Wilmington Trust uses its share repurchase program as a tool for managing capital resources. Since expending capital in late 2004 on such investments as European expansion and the Grant Tani Barash & Altman acquisition, the company has elected to replenish its capital rather than repurchase large blocks of its stock. During the 2005 second quarter, the company bought back 7,045 of its shares at an average per-share price of $34.81 and a total cost of $0.2 million. This brought the total number of shares repurchased under the current 8-million-share program, which commenced in April 2002, to 674,450, leaving 7,325,550 available for repurchase.

OUTLOOK

Commenting on the outlook for the remainder of 2005, Cecala said:

- "We expect year-over-year loan growth to continue in the 6% to 9% range, assuming no significant change in the Delaware Valley economy.

- "Our net interest margin for the first half of 2005 was 3.65%. For the second half of the year, the net interest margin should be between 3.65% and 3.68%, absent further FOMC increases or significant deposit pricing pressure.

- "Credit quality remains strong, but right now our net charge-offs and provision for loan losses are among the lowest in our company's history. For the first half of 2005, our provision totaled $6.9 million. For the second half of the year, a more normal operating provision of between $7 million and $9 million could be possible, assuming we do not experience any significant changes in credit quality or the rate of growth in loan balances.

- "We look for Wealth Advisory revenue for the full year to be 10% to 15% higher than it was for the 2004 full year, assuming financial markets remain at their current levels.

- "For the Corporate Client business, the affiliate money managers, and service charges on deposit accounts, we expect revenue levels for the second half of the year to be in line with what they were for the first half of the year.

- "Expenses for the first half of 2005 were $179.0 million. For the 2005 full year, we estimate total expenses will be between $359 million and $362 million."

CONFERENCE CALL TODAY

Management will discuss the 2005 second quarter and the outlook for the remainder of 2005 in a conference call today at 10:00 a.m. (EDT). To access the call, dial (800) 475-2151. Supporting materials, financial statements, and audio streaming will be available at www.wilmingtontrust.com.

A rebroadcast of the call will be available from 12:30 p.m. today until Friday, July 29, at 5:00 p.m. (EDT), by calling (877) 519-4471 and using PIN number 6224778. To access the rebroadcast from outside the United States, dial (973) 341-3080 and use the same PIN number.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements that reflect the company's current expectations about its future performance. These statements rely on a number of assumptions and estimates and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could affect the company's future financial results include, among other things, changes in national or regional economic conditions, changes in market interest rates, increased competition in the company's businesses, and higher-than-expected credit losses. These factors are discussed more fully in the reports the company files with the Securities and Exchange Commission. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

ABOUT WILMINGTON TRUST

Wilmington Trust Corporation (NYSE: WL) is a financial services holding company that provides wealth management and specialized corporate services to clients throughout the United States and in more than 50 other countries, and commercial banking services throughout the Delaware Valley region. Its wholly owned bank subsidiary, Wilmington Trust Company, is the 15th largest personal trust provider in the United States, and the leading retail and commercial bank in Delaware. Wilmington Trust and its affiliates have offices in California, Delaware, Florida, Georgia, Maryland, Nevada, New York, Pennsylvania, South Carolina, the Cayman Islands, the Channel Islands, London, and Dublin, and other affiliates in Milan. For more information, visit www.wilmingtontrust.com.

                                      # # #

CONTACTS

Investors and analysts:                        News media:
-----------------------------                  -----------------
Ellen J. Roberts                               Bill Benintende
Investor Relations                             Public Relations
(302) 651-8069                                 (302) 651-8268
eroberts@wilmingtontrust.com
wbenintende@wilmingtontrust.com

                                      # # #

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2005

                                   HIGHLIGHTS

                                                       Three Months Ended               Six Months Ended
                                                ------------------------------   ----------------------------
                                                June 30,    June 30,      %      June 30,  June 30,       %
                                                  2005        2004      Change     2005      2004      Change
                                                ---------   ---------   ------   --------  ---------   ------
OPERATING RESULTS (IN MILLIONS)
Net interest income                             $    80.1   $    72.2     10.9   $  157.7  $   144.0      9.5
Provision for loan losses                            (3.8)       (3.2)    18.8       (6.9)      (8.8)   (21.6)
Noninterest income                                   76.4        70.2      8.8      153.9      142.9      7.7
Noninterest expense                                  89.6        82.4      8.7      179.0      165.6      8.1
Net income                                           40.4        36.5     10.7       80.5       72.1     11.7

PER SHARE DATA
Basic net income                                $    0.60   $    0.55      9.1   $   1.19  $    1.09      9.2
Diluted net income                                   0.59        0.54      9.3       1.18       1.07     10.3
Dividends paid                                       0.30       0.285      5.3      0.585      0.555      5.4
Book value at period end                            14.01       12.45     12.5      14.01      12.45     12.5
Closing price at period end                         36.01       37.22     (3.3)     36.01      37.22     (3.3)
Market range:
      High                                          36.49       38.26     (4.6)     36.49      38.80     (6.0)
      Low                                           33.01       34.21     (3.5)     33.01      34.21     (3.5)

AVERAGE SHARES OUTSTANDING (IN THOUSANDS)
Basic                                              67,618      66,309      2.0     67,549     66,234      2.0
Diluted                                            68,387      67,454      1.4     68,309     67,474      1.2

AVERAGE BALANCE SHEET (IN MILLIONS)
Investment portfolio                            $ 1,827.3   $ 1,859.0     (1.7)  $1,834.0  $ 1,878.8     (2.4)
Loans                                             6,938.6     6,420.0      8.1    6,854.5    6,364.4      7.7
Earning assets                                    8,786.9     8,295.3      5.9    8,709.1    8,259.7      5.4
Core deposits                                     4,767.6     4,485.7      6.3    4,799.3    4,440.5      8.1
Stockholders' equity                                929.0       823.9     12.8      921.4      817.8     12.7

STATISTICS AND RATIOS (NET INCOME ANNUALIZED)
Return on average stockholders' equity              17.44%      17.82%    (2.1)     17.62%     17.73%    (0.6)
Return on average assets                             1.68%       1.63%     3.1       1.70%      1.62%     4.9
Net interest margin (taxable equivalent)             3.66%       3.52%     4.0       3.65%      3.52%     3.7
Dividend payout ratio                               50.25%      51.78%    (3.0)     49.19%     50.90%    (3.4)
Full-time equivalent headcount                      2,425       2,356      2.9      2,425      2,356      2.9

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2005

                           QUARTERLY INCOME STATEMENT

                                                                             Three Months Ended
                                                    --------------------------------------------------------------------
                                                                                                         % Change From:
                                                                                                         ---------------
                                                    June 30,  Mar. 31,  Dec. 31,  Sept. 30,   June 30,    Prior    Prior
(in millions)                                         2005      2005      2004      2004        2004     Quarter   Year
------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME
    Interest income                                 $  122.6  $  112.9  $  106.1  $    97.8   $   91.6       8.6    33.8
    Interest expense                                    42.5      35.3      29.7       23.8       19.4      20.4   119.1
------------------------------------------------------------------------------------------------------
       Net interest income                              80.1      77.6      76.4       74.0       72.2       3.2    10.9
    Provision for loan losses                           (3.8)     (3.1)     (4.0)      (2.9)      (3.2)     22.6    18.8
------------------------------------------------------------------------------------------------------
       Net interest income after provision
          for loan losses                               76.3      74.5      72.4       71.1       69.0       2.4    10.6
                                                    --------------------------------------------------

NONINTEREST INCOME
    Advisory fees:
       Wealth Advisory Services
          Trust and investment advisory fees            30.0      29.6      29.1       27.4       26.9       1.4    11.5
          Mutual fund fees                               4.6       4.8       4.9        5.0        4.9      (4.2)   (6.1)
          Planning and other services                    7.8       9.1       7.5        4.6        5.6     (14.3)   39.3
------------------------------------------------------------------------------------------------------
              Total Wealth Advisory Services            42.4      43.5      41.5       37.0       37.4      (2.5)   13.4
                                                    --------------------------------------------------
       Corporate Client Services
          Capital markets services                       8.3       7.6       7.8        7.1        8.3       9.2       -
          Entity management services                     5.9       5.9       5.8        5.8        5.4         -     9.3
          Retirement services                            3.2       3.2       3.0        2.9        3.2         -       -
          Cash management services                       1.3       1.3       1.4        1.4        1.5         -   (13.3)
------------------------------------------------------------------------------------------------------
              Total Corporate Client Services           18.7      18.0      18.0       17.2       18.4       3.9     1.6
                                                    --------------------------------------------------
       Cramer Rosenthal McGlynn                          4.0       4.3       3.9        2.5        2.5      (7.0)   60.0
       Roxbury Capital Management                        0.2       0.3       0.9        0.3        0.2     (33.3)      -
------------------------------------------------------------------------------------------------------
          Advisory fees                                 65.3      66.1      64.3       57.0       58.5      (1.2)   11.6
       Amortization of affiliate other intangibles      (1.0)     (1.0)     (1.0)      (0.6)      (0.5)        -   100.0
------------------------------------------------------------------------------------------------------
          Advisory fees after amortization
              of affiliate other intangibles            64.3      65.1      63.3       56.4       58.0      (1.2)   10.9
                                                    --------------------------------------------------
    Service charges on deposit accounts                  6.7       6.7       7.4        7.8        8.1         -   (17.3)
    Other noninterest income                             5.4       4.8       4.8        4.6        4.1      12.5    31.7
    Securities gains/(losses)                              -       0.8      (1.1)       0.6          -    (100.0)      -
------------------------------------------------------------------------------------------------------
       Total noninterest income                         76.4      77.4      74.4       69.4       70.2      (1.3)    8.8
                                                    --------------------------------------------------

       Net interest and noninterest income             152.7     151.9     146.8      140.5      139.2       0.5     9.7
                                                    --------------------------------------------------

NONINTEREST EXPENSE
    Salaries and wages                                  35.0      32.9      36.1       33.8       32.4       6.4     8.0
    Incentives and bonuses                               8.0       8.8       7.6        7.1        6.4      (9.1)   25.0
    Employment benefits                                 11.7      12.5       9.5       10.3       10.0      (6.4)   17.0
    Net occupancy                                        5.1       5.7       5.6        5.2        5.0     (10.5)    2.0
    Furniture, equipment, and supplies                   9.0       8.4       8.6        8.1        7.8       7.1    15.4
    Other noninterest expense:
       Advertising and contributions                     2.1       2.1       2.3        1.9        2.8         -   (25.0)
       Servicing and consulting fees                     2.3       2.8       3.1        3.4        2.6     (17.9)  (11.5)
       Subadvisor expense                                1.7       2.6       2.5        2.5        2.4     (34.6)  (29.2)
       Travel, entertainment, and training               1.9       1.7       2.4        2.2        2.3      11.8   (17.4)
       Originating and processing fees                   2.7       2.2       2.8        2.1        2.0      22.7    35.0
       Other expense                                    10.1       9.6      11.0       10.3        8.7       5.2    16.1
------------------------------------------------------------------------------------------------------
          Total other noninterest expense               20.8      21.0      24.1       22.4       20.8      (1.0)      -
                                                    --------------------------------------------------
       Total noninterest expense                        89.6      89.3      91.5       86.9       82.4       0.3     8.7
                                                    --------------------------------------------------
       Income before income taxes and
          minority interest                             63.1      62.6      55.3       53.6       56.8       0.8    11.1
Applicable income taxes                                 22.6      22.5      19.9       19.2       19.9       0.4    13.6
------------------------------------------------------------------------------------------------------
       Net income before minority interest              40.5      40.1      35.4       34.4       36.9       1.0     9.8
Minority interest                                        0.1         -         -          -        0.4         -   (75.0)
------------------------------------------------------------------------------------------------------
       Net income                                   $   40.4  $   40.1  $   35.4  $    34.4   $   36.5       0.7    10.7
                                                    ==================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2005

                          YEAR-TO-DATE INCOME STATEMENT

                                                            Six Months Ended
                                                      ----------------------------
                                                      June 30,   June 30,     %
(in millions)                                           2005       2004     Change
----------------------------------------------------------------------------------
NET INTEREST INCOME
     Interest income                                  $  235.5   $  182.6     29.0
     Interest expense                                     77.8       38.6    101.6
-------------------------------------------------------------------------
        Net interest income                              157.7      144.0      9.5
Provision for loan losses                                 (6.9)      (8.8)   (21.6)
-------------------------------------------------------------------------
     Net interest income after provision
        for loan losses                                  150.8      135.2     11.5
                                                      -------------------

NONINTEREST INCOME
     Advisory fees:
        Wealth Advisory Services
            Trust and investment advisory fees            59.7       53.9     10.8
            Mutual fund fees                               9.4       10.1     (6.9)
            Planning and other services                   16.9       13.0     30.0
-------------------------------------------------------------------------
                Total Wealth Advisory Services            86.0       77.0     11.7
                                                      -------------------
        Corporate Client Services
            Capital markets services                      15.9       16.2     (1.9)
            Entity management services                    11.8       10.9      8.3
            Retirement services                            6.4        5.9      8.5
            Cash management services                       2.6        3.3    (21.2)
-------------------------------------------------------------------------
                Total Corporate Client Services           36.7       36.3      1.1
                                                      -------------------
        Cramer Rosenthal McGlynn                           8.3        4.6     80.4
        Roxbury Capital Management                         0.5        0.4     25.0
-------------------------------------------------------------------------
            Advisory fees                                131.5      118.3     11.2
        Amortization of affiliate other intangibles       (2.1)      (0.8)   162.5
-------------------------------------------------------------------------
            Advisory fees after amortization
                of affiliate other intangibles           129.4      117.5     10.1
                                                      -------------------
     Service charges on deposit accounts                  13.5       16.3    (17.2)
     Other noninterest income                             10.2        9.1     12.1
     Securities gains                                      0.8          -        -
-------------------------------------------------------------------------
        Total noninterest income                         153.9      142.9      7.7
                                                      -------------------

        Net interest and noninterest income              304.7      278.1      9.6
                                                      -------------------

NONINTEREST EXPENSE
     Salaries and wages                                   67.9       64.8      4.8
     Incentives and bonuses                               16.8       14.7     14.3
     Employment benefits                                  24.2       20.9     15.8
     Net occupancy                                        10.8       10.3      4.9
     Furniture, equipment, and supplies                   17.5       15.4     13.6
     Other noninterest expense:
        Advertising and contributions                      4.2        4.4     (4.5)
        Servicing and consulting fees                      5.0        5.1     (2.0)
        Subadvisor expense                                 4.2        4.5     (6.7)
        Travel, entertainment, and training                3.6        4.0    (10.0)
        Originating and processing fees                    4.9        4.1     19.5
        Other expense                                     19.9       17.4     14.4
-------------------------------------------------------------------------
            Total other noninterest expense               41.8       39.5      5.8
                                                      -------------------
        Total noninterest expense                        179.0      165.6      8.1
                                                      -------------------
        Income before income taxes and
            minority interest                            125.7      112.5     11.7
Applicable income taxes                                   45.1       39.6     13.9
-------------------------------------------------------------------------
        Net income before minority interest               80.6       72.9     10.6
Minority interest                                          0.1        0.8    (87.5)
-------------------------------------------------------------------------
        Net income                                    $   80.5   $   72.1     11.7
                                                      ===================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2005

                             STATEMENT OF CONDITION

                                                                                                              % Change From
                                                                                                              ---------------
                                                      June 30,   Mar. 31,   Dec. 31,   Sept. 30,   June 30,    Prior    Prior
(in millions)                                           2005       2005       2004       2004        2004     Quarter   Year
-----------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                               $  242.1   $  158.0   $  248.6   $   217.7   $  402.6      53.2   (39.9)
                                                      -----------------------------------------------------
Federal funds sold and securities
    purchased under agreements to resell                  11.7      131.4       63.3       332.1       67.5     (91.1)  (82.7)
                                                      -----------------------------------------------------
Investment securities:
    U.S. Treasury and government agencies                503.3      452.8      441.3       447.1      416.9      11.2    20.7
    Obligations of state and political subdivisions       11.8       11.8       12.4        12.7       14.0         -   (15.7)
    Preferred stock                                       92.5       97.1       99.9       122.9      121.4      (4.7)  (23.8)
    Mortgage-backed securities                           915.4      946.5      929.2       957.5      950.1      (3.3)   (3.7)
    Other securities                                     356.1      323.0      330.5       323.8      327.8      10.2     8.6
-----------------------------------------------------------------------------------------------------------
        Total investment securities                    1,879.1    1,831.2    1,813.3     1,864.0    1,830.2       2.6     2.7
                                                      -----------------------------------------------------
Loans:
    Commercial, financial, and agricultural            2,508.4    2,519.0    2,505.2     2,428.6    2,408.7      (0.4)    4.1
    Real estate - construction                           900.9      821.9      735.4       759.0      695.9       9.6    29.5
    Mortgage - commercial                              1,256.4    1,240.2    1,246.8     1,186.6    1,195.8       1.3     5.1
-----------------------------------------------------------------------------------------------------------
        Total commercial loans                         4,665.7    4,581.1    4,487.4     4,374.2    4,300.4       1.8     8.5
                                                      -----------------------------------------------------
    Mortgage - residential                               444.5      428.3      431.3       439.8      447.6       3.8    (0.7)
    Consumer                                           1,332.4    1,255.7    1,239.6     1,182.6    1,132.1       6.1    17.7
    Secured with liquid collateral                       610.5      594.5      604.7       619.4      603.1       2.7     1.2
-----------------------------------------------------------------------------------------------------------
        Total retail loans                             2,387.4    2,278.5    2,275.6     2,241.8    2,182.8       4.8     9.4
                                                      -----------------------------------------------------
        Total loans net of unearned income             7,053.1    6,859.6    6,763.0     6,616.0    6,483.2       2.8     8.8
Reserve for loan losses                                  (92.4)     (90.4)     (89.7)      (91.3)     (92.5)      2.2    (0.1)
-----------------------------------------------------------------------------------------------------------
        Net loans                                      6,960.7    6,769.2    6,673.3     6,524.7    6,390.7       2.8     8.9
                                                      -----------------------------------------------------
Premises and equipment                                   148.4      148.4      150.3       151.5      152.5         -    (2.7)
Goodwill                                                 343.6      336.9      337.0       325.6      268.7       2.0    27.9
Other intangibles                                         41.4       42.7       43.8        34.6       28.7      (3.0)   44.3
Other assets                                             163.9      157.6      180.6       180.7      148.7       4.0    10.2
-----------------------------------------------------------------------------------------------------------
        Total assets                                  $9,790.9   $9,575.4   $9,510.2   $ 9,630.9   $9,289.6       2.3     5.4
                                                      =====================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
    Noninterest-bearing demand                        $  999.5   $1,012.4   $1,118.8   $ 1,167.5   $1,207.2      (1.3)  (17.2)
    Interest-bearing:
       Savings                                           347.7      356.5      355.5       358.1      373.4      (2.5)   (6.9)
       Interest-bearing demand                         2,241.7    2,366.9    2,442.5     2,342.4    2,296.5      (5.3)   (2.4)
       Certificates under $100,000                       804.7      782.6      765.4       762.3      762.7       2.8     5.5
       Local certificates $100,000 and over              367.4      387.5      305.4       181.1      155.5      (5.2)  136.3
-----------------------------------------------------------------------------------------------------------
        Total core deposits                            4,761.0    4,905.9    4,987.6     4,811.4    4,795.3      (3.0)   (0.7)
       National certificates $100,000 and over         2,310.7    1,985.2    1,884.3     2,177.9    1,627.0      16.4    42.0
-----------------------------------------------------------------------------------------------------------
        Total deposits                                 7,071.7    6,891.1    6,871.9     6,989.3    6,422.3       2.6    10.1
                                                      -----------------------------------------------------
Short-term borrowings:
    Federal funds purchased and securities sold
       under agreements to repurchase                  1,163.5    1,215.5    1,120.2     1,111.6    1,434.9      (4.3)  (18.9)
    U.S. Treasury demand                                  25.4        4.0       37.1        78.6       64.1       N/M   (60.4)
-----------------------------------------------------------------------------------------------------------
        Total short-term borrowings                    1,188.9    1,219.5    1,157.3     1,190.2    1,499.0      (2.5)  (20.7)
                                                      -----------------------------------------------------
Other liabilities                                        168.9      153.1      167.0       150.2      142.5      10.3    18.5
Long-term debt                                           412.2      400.3      408.6       410.7      398.0       3.0     3.6
-----------------------------------------------------------------------------------------------------------
        Total liabilities                              8,841.7    8,664.0    8,604.8     8,740.4    8,461.8       2.1     4.5
                                                      -----------------------------------------------------
Minority interest                                          0.2        0.2        0.1           -        1.4         -   (85.7)
Stockholders' equity                                     949.0      911.2      905.3       890.5      826.4       4.1    14.8
-----------------------------------------------------------------------------------------------------------
       Total liabilities and stockholders'
        equity                                        $9,790.9   $9,575.4   $9,510.2   $ 9,630.9   $9,289.6       2.3     5.4
                                                      =====================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2005

                         AVERAGE STATEMENT OF CONDITION

                                                                                                         % Change From
                                                      2005       2005       2004      2004      2004   ------------------
                                                     Second      First     Fourth    Third     Second    Prior     Prior
(in millions)                                        Quarter    Quarter   Quarter   Quarter   Quarter   Quarter    Year
-------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                             $   222.9 $    226.5 $   224.9 $   226.0 $   203.8    (1.6)     9.4
                                                    --------------------------------------------------
Federal funds sold and securities
    purchased under agreements to resell                 21.0       20.2      33.7      28.5      16.3     4.0     28.8
                                                    --------------------------------------------------
Investment securities:
    U.S. Treasury and government agencies               445.3      440.9     459.7     449.6     430.0     1.0      3.6
    Obligations of state and political subdivisions      11.8       11.9      12.5      12.7      14.2    (0.8)   (16.9)
    Preferred stock                                      94.4       99.3     122.5     121.2     119.5    (4.9)   (21.0)
    Mortgage-backed securities                          929.8      960.5     936.5     960.4     989.4    (3.2)    (6.0)
    Other securities                                    346.0      328.1     319.1     322.2     305.9     5.5     13.1
------------------------------------------------------------------------------------------------------
        Total investment securities                   1,827.3    1,840.7   1,850.3   1,866.1   1,859.0    (0.7)    (1.7)
                                                    --------------------------------------------------
Loans:
    Commercial, financial, and agricultural           2,506.3    2,512.9   2,407.3   2,403.3   2,361.1    (0.3)     6.1
    Real estate - construction                          851.1      760.2     749.1     718.1     735.2    12.0     15.8
    Mortgage - commercial                             1,253.8    1,233.6   1,215.0   1,186.4   1,169.2     1.6      7.2
------------------------------------------------------------------------------------------------------
        Total commercial loans                        4,611.2    4,506.7   4,371.4   4,307.8   4,265.5     2.3      8.1
                                                    --------------------------------------------------
    Mortgage - residential                              432.1      427.5     434.3     440.2     459.3     1.1     (5.9)
    Consumer                                          1,297.8    1,234.6   1,202.4   1,164.1   1,097.6     5.1     18.2
    Secured with liquid collateral                      597.5      600.7     613.8     616.8     597.6    (0.5)       -
------------------------------------------------------------------------------------------------------
        Total retail loans                            2,327.4    2,262.8   2,250.5   2,221.1   2,154.5     2.9      8.0
                                                    --------------------------------------------------
        Total loans net of unearned income            6,938.6    6,769.5   6,621.9   6,528.9   6,420.0     2.5      8.1
Reserve for loan losses                                 (89.4)     (89.0)    (89.7)    (92.3)    (90.0)    0.4     (0.7)
------------------------------------------------------------------------------------------------------
        Net loans                                     6,849.2    6,680.5   6,532.2   6,436.6   6,330.0     2.5      8.2
                                                    --------------------------------------------------
Premises and equipment                                  149.5      150.2     151.4     152.9     151.9    (0.5)    (1.6)
Goodwill                                                339.8      337.0     337.7     325.4     256.1     0.8     32.7
Other intangibles                                        42.1       43.3      41.8      35.1      23.5    (2.8)    79.1
Other assets                                            168.4      171.0     174.9     159.6     159.4    (1.5)     5.6
------------------------------------------------------------------------------------------------------
        Total assets                                $ 9,620.2 $  9,469.4 $ 9,346.9 $ 9,230.2 $ 9,000.0     1.6      6.9
                                                    ==================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
    Noninterest-bearing demand                      $   973.8 $    959.3 $ 1,016.6 $   959.7 $   890.6     1.5      9.3
    Interest-bearing:
       Savings                                          354.5      354.5     356.6     368.4     379.5       -     (6.6)
       Interest-bearing demand                        2,264.4    2,373.4   2,360.3   2,297.1   2,319.4    (4.6)    (2.4)
       Certificates under $100,000                      795.9      773.9     767.2     763.9     762.7     2.8      4.4
       Local certificates $100,000 and over             379.0      370.1     252.6     189.0     133.5     2.4    183.9
------------------------------------------------------------------------------------------------------
        Total core deposits                           4,767.6    4,831.2   4,753.3   4,578.1   4,485.7    (1.3)     6.3
       National certificates $100,000 and over        2,302.0    1,940.4   2,017.3   1,937.1   1,980.9    18.6     16.2
------------------------------------------------------------------------------------------------------
        Total deposits                                7,069.6    6,771.6   6,770.6   6,515.2   6,466.6     4.4      9.3
                                                    --------------------------------------------------
Short-term borrowings:
    Federal funds purchased and securities sold
       under agreements to repurchase                 1,034.1    1,197.9   1,103.3   1,289.8   1,139.5   (13.7)    (9.2)
    U.S. Treasury demand                                 17.7        8.5      10.0       3.8      12.4   108.2     42.7
------------------------------------------------------------------------------------------------------
        Total short-term borrowings                   1,051.8    1,206.4   1,113.3   1,293.6   1,151.9   (12.8)    (8.7)
                                                    --------------------------------------------------
Other liabilities                                       163.7      170.4     158.7     147.0     151.3    (3.9)     8.2
Long-term debt                                          405.9      407.3     409.9     403.2     405.3    (0.3)     0.1
------------------------------------------------------------------------------------------------------
        Total liabilities                             8,691.0    8,555.7   8,452.5   8,359.0   8,175.1     1.6      6.3
                                                    --------------------------------------------------
Minority interest                                         0.2        0.1       0.1         -       1.0   100.0    (80.0)
Stockholders' equity                                    929.0      913.6     894.3     871.2     823.9     1.7     12.8
------------------------------------------------------------------------------------------------------
       Total liabilities and stockholders'
        equity                                      $ 9,620.2 $  9,469.4 $ 9,346.9 $ 9,230.2 $ 9,000.0     1.6      6.9
                                                    ==================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2005

                                YIELDS AND RATES

                                                       2005        2005         2004         2004         2004
                                                      Second       First       Fourth        Third       Second
YIELDS/RATES (TAX-EQUIVALENT BASIS)                  Quarter      Quarter     Quarter       Quarter      Quarter
-----------------------------------------------------------------------------------------------------------------
EARNING ASSETS:
FEDERAL FUNDS SOLD AND SECURITIES
    PURCHASED UNDER AGREEMENTS TO RESELL                 2.88%        2.16%        1.94%         1.48%       1.09%

U.S. Treasury and government agencies                    3.61         3.53         3.62          3.53        3.50
Obligations of state and political subdivisions          8.71         8.76         8.80          8.75        8.71
Preferred stock                                          7.82         7.04         7.40          7.42        7.42
Mortgage-backed securities                               4.07         4.09         4.06          4.08        3.94
Other securities                                         4.55         4.12         3.69          3.04        3.07
TOTAL INVESTMENT SECURITIES                              4.27         4.14         4.14          4.02        3.96

Commercial, financial, and agricultural                  5.86         5.46         5.02          4.51        4.20
Real estate - construction                               6.42         6.06         5.38          4.93        4.46
Mortgage - commercial                                    6.13         5.82         5.38          4.85        4.76
TOTAL COMMERCIAL LOANS                                   6.04         5.66         5.18          4.67        4.40

Mortgage - residential                                   5.90         5.87         5.97          6.02        6.05
Consumer                                                 6.28         6.13         5.98          5.84        5.92
Secured with liquid collateral                           4.40         3.90         3.39          2.93        2.49
TOTAL RETAIL LOANS                                       5.73         5.49         5.27          5.07        5.00

TOTAL LOANS                                              5.93         5.60         5.21          4.81        4.60

TOTAL EARNING ASSETS                                     5.58         5.28         4.97          4.62        4.45

FUNDS USED TO SUPPORT EARNING ASSETS:
Savings                                                  0.25         0.25         0.26          0.21        0.13
Interest-bearing demand                                  0.82         0.77         0.74          0.52        0.37
Certificates under $100,000                              2.39         2.17         2.07          1.95        1.95
Local certificates $100,000 and over                     2.70         2.47         2.05          1.40        1.54
CORE INTEREST-BEARING DEPOSITS                           1.29         1.16         1.05          0.84        0.72

National certificates $100,000 and over                  3.03         2.47         1.92          1.48        1.16
TOTAL INTEREST-BEARING DEPOSITS                          1.94         1.60         1.36          1.06        0.88

Federal funds purchased and securities sold
    under agreements to repurchase                       2.93         2.55         2.05          1.62        1.35
U.S. Treasury demand                                     2.62         2.06         1.64          1.54        0.80
TOTAL SHORT-TERM BORROWINGS                              2.92         2.55         2.04          1.62        1.34

Long-term debt                                           4.85         4.37         3.97          3.44        3.21
TOTAL INTEREST-BEARING LIABILITIES                       2.24         1.91         1.61          1.29        1.08

TOTAL FUNDS USED TO SUPPORT EARNING ASSETS               1.92         1.64         1.38          1.11        0.93

NET INTEREST MARGIN (TAX-EQUIVALENT BASIS)               3.66         3.64         3.59          3.51        3.52

YEAR-TO-DATE NET INTEREST MARGIN                         3.65         3.64         3.57          3.52        3.52

Prime rate                                               5.91         5.44         4.94          4.42        4.00

Tax-equivalent net interest income (in millions)    $    81.0   $     78.5   $     77.5   $      75.0   $    73.4

AVERAGE EARNING ASSETS                                8,786.9      8,630.4      8,505.9       8,423.5     8,295.3

Average rates are calculated using average balances based on historical cost and do not reflect market valuation adjustments.

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2005

                            SUPPLEMENTAL INFORMATION

                                                                                   Three Months Ended
                                                      ------------------------------------------------------------------------------
                                                                                                                  % Change From:
                                                                                                              ----------------------
                                                                                                                            Prior
                                                       June 30,   Mar. 31,   Dec. 31,   Sept. 30,   June 30,    Prior       Year
                                                         2005      2005       2004       2004        2004      Quarter     Quarter
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME
Net income per share
     Basic                                            $     0.60 $     0.59 $     0.53 $      0.51 $     0.55     1.7         9.1
     Diluted                                                0.59       0.59       0.52        0.50       0.54       -         9.3
Weighted average shares outstanding (in thousands)
     Basic                                                67,618     67,480     67,379      67,321     66,309
     Diluted                                              68,387     68,229     68,238      68,468     67,454
Net income as a percentage of:
     Average assets                                         1.68%      1.72%      1.51%       1.48%      1.63%
     Average stockholders' equity                          17.44      17.80      15.75       15.71      17.82

ASSETS UNDER MANAGEMENT * (IN BILLIONS)
Wilmington Trust                                      $     26.0 $     26.5 $     26.5 $      24.6 $     24.3    (1.9)        7.0
Roxbury Capital Management                                   3.0        2.8        3.1         2.9        3.2     7.1        (6.3)
Cramer Rosenthal McGlynn                                     7.8        7.2        6.9         5.8        5.5     8.3        41.8
-------------------------------------------------------------------------------------------------------------
     Combined assets under management                 $     36.8 $     36.5 $     36.5 $      33.3 $     33.0     0.8        11.5
                                                      =======================================================
Full-time equivalent headcount                             2,425      2,443      2,428       2,375      2,356

CAPITAL (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Average stockholders' equity                          $    929.0 $    913.6 $    894.3 $     871.2 $    823.9     1.7        12.8
Period-end primary capital                               1,041.4    1,001.6      995.0       981.8      918.9     4.0        13.3
Per share:
     Book value                                            14.01      13.49      13.43       13.22      12.45     3.9        12.5
     Quarterly dividends declared                           0.30      0.285      0.285       0.285      0.285     5.3         5.3
     Year-to-date dividends declared                       0.585      0.285      1.125        0.84      0.555
Average stockholders' equity to assets                      9.66%      9.65%      9.57%       9.44%      9.15%
Total risk-based capital ratio                             11.92      12.05      11.60       11.97      12.55
Tier 1 risk-based capital ratio                             7.17       7.24       6.94        7.17       7.53
Tier 1 leverage capital ratio                               6.23       6.10       5.92        6.04       6.30

CREDIT QUALITY (IN MILLIONS)
Period-end reserve for loan losses                    $     92.4 $     90.4 $     89.7 $      91.3 $     92.5
Period-end nonperforming assets:
     Nonaccrual                                             54.2       39.5       56.4        60.7       41.8
     OREO                                                    0.2        0.2        0.2         0.2        0.2
     Renegotiated loans                                      4.9        5.1        5.2           -          -
Period-end past due 90 days                                  2.9        3.2        5.5         7.6        5.0

Gross charge-offs                                            2.8        3.5        6.4         5.8        3.5
Recoveries                                                   1.0        1.1        0.8         1.7        1.6
Net charge-offs                                              1.8        2.4        5.6         4.1        1.9
Year-to-date net charge-offs                                 4.2        2.4       15.8        10.2        6.2

Ratios:
     Period-end reserve to loans                            1.31%      1.32%      1.33%       1.38%      1.43%
     Period-end non-performing assets to loans              0.84       0.65       0.91        0.92       0.65
     Period-end loans past due 90 days to total loans       0.04       0.05       0.08        0.11       0.08
     Net charge-offs to average loans                       0.03       0.04       0.08        0.06       0.03

INTERNAL RISK RATING
Pass                                                       96.96%     96.91%     96.58%      96.74%     96.24%
Watchlisted                                                 2.00       1.95       1.82        1.81       2.19
Substandard                                                 0.82       0.90       1.35        1.21       1.31
Doubtful                                                    0.22       0.24       0.25        0.24       0.26

* Assets under management include estimates for values associated with certain assets that lack readily ascertainable values, such as limited partnership interests.

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2005

                        QUARTERLY BUSINESS SEGMENT REPORT

                                                                       Three Months Ended
                                                    -----------------------------------------------------------
                                                     June 30,    Mar. 31,    Dec. 31,    Sept. 30,    June 30,
(in millions)                                          2005        2005        2004         2004        2004
---------------------------------------------------------------------------------------------------------------
REGIONAL BANKING
      Net interest income                           $     74.8  $     71.5  $     70.1  $      68.2  $     65.0
      Provision for loan losses                           (3.8)       (2.8)       (3.9)        (3.2)       (3.1)
      Noninterest income                                  12.2        12.3        11.0         14.0        11.1
      Noninterest expense                                 36.3        35.7        36.9         34.9        35.2
---------------------------------------------------------------------------------------------------------------
           Income before taxes & minority interest        46.9        45.3        40.3         44.1        37.8
                                                    -----------------------------------------------------------

WEALTH ADVISORY SERVICES
      Net interest income                           $      5.4  $      5.5  $      5.0  $       4.9  $      6.1
      Provision for loan losses                              -        (0.3)       (0.1)         0.3        (0.1)
      Noninterest income                                  39.4        40.4        38.5         33.2        36.0
      Noninterest expense                                 34.6        36.3        37.0         33.9        31.5
---------------------------------------------------------------------------------------------------------------
           Income before taxes & minority interest        10.2         9.3         6.4          4.5        10.5
                                                    -----------------------------------------------------------

CORPORATE CLIENT SERVICES
      Net interest income                           $      2.2  $      2.7  $      3.1  $       2.4  $      2.2
      Provision for loan losses                              -           -           -            -           -
      Noninterest income                                  20.8        20.2        20.3         19.6        20.6
      Noninterest expense                                 18.7        17.3        17.6         18.1        15.7
---------------------------------------------------------------------------------------------------------------
           Income before taxes & minority interest         4.3         5.6         5.8          3.9         7.1
                                                    -----------------------------------------------------------

AFFILIATE MANAGERS *
      Net interest income                           $     (2.3) $     (2.1) $     (1.8) $      (1.5) $     (1.1)
      Provision for loan losses                              -           -           -            -           -
      Noninterest income                                   4.0         4.5         4.6          2.6         2.5
      Noninterest expense                                    -           -           -            -           -
---------------------------------------------------------------------------------------------------------------
           Income before taxes & minority interest         1.7         2.4         2.8          1.1         1.4
                                                    -----------------------------------------------------------

TOTAL WILMINGTON TRUST CORPORATION
      Net interest income                           $     80.1  $     77.6  $     76.4  $      74.0  $     72.2
      Provision for loan losses                           (3.8)       (3.1)       (4.0)        (2.9)       (3.2)
      Noninterest income                                  76.4        77.4        74.4         69.4        70.2
      Noninterest expense                                 89.6        89.3        91.5         86.9        82.4
                                                    -----------------------------------------------------------
           Income before taxes & minority interest  $     63.1  $     62.6  $     55.3  $      53.6  $     56.8
                                                    ===========================================================

* Affiliate managers comprise Cramer Rosenthal McGlynn and Roxbury Capital Management.

Segment data for prior periods may differ from previously published figures due to changes in reporting methodology and/or organizational structure.

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2005

                      YEAR-TO-DATE BUSINESS SEGMENT REPORT

                                                                    Six Months Ended
                                                     ---------------------------------------------
                                                      June 30,     June 30,        $         %
(in millions)                                           2005         2004       Change     Change
--------------------------------------------------------------------------------------------------
REGIONAL BANKING
      Net interest income                            $    146.3   $    128.9   $   17.4     13.5%
      Provision for loan losses                            (6.6)        (8.5)      (1.9)   (22.4)
      Noninterest income                                   24.5         24.4        0.1      0.4
      Noninterest expense                                  72.0         69.5        2.5      3.6
------------------------------------------------------------------------------------------------
           Income before taxes & minority interest         92.2         75.3       16.9     22.4

WEALTH ADVISORY SERVICES
      Net interest income                            $     10.9   $     12.8   $   (1.9)   (14.8)%
      Provision for loan losses                            (0.3)        (0.3)         -        -
      Noninterest income                                   79.8         72.8        7.0      9.6
      Noninterest expense                                  71.0         65.0        6.0      9.2
------------------------------------------------------------------------------------------------
           Income before taxes & minority interest         19.4         20.3       (0.9)    (4.4)

CORPORATE CLIENT SERVICES
      Net interest income                            $      4.9   $      4.8   $    0.1      2.1%
      Provision for loan losses                               -            -          -        -
      Noninterest income                                   41.1         40.9        0.2      0.5
      Noninterest expense                                  36.0         31.1        4.9     15.8
------------------------------------------------------------------------------------------------
           Income before taxes & minority interest         10.0         14.6       (4.6)   (31.5)

AFFILIATE MANAGERS *
      Net interest income                            $     (4.4)  $     (2.5)  $   (1.9)   (76.0)%
      Provision for loan losses                               -            -          -        -
      Noninterest income                                    8.5          4.8        3.7     77.1
      Noninterest expense                                     -            -          -        -
------------------------------------------------------------------------------------------------
           Income before taxes & minority interest          4.1          2.3        1.8     78.3

TOTAL WILMINGTON TRUST CORPORATION
      Net interest income                            $    157.7   $    144.0   $   13.7      9.5%
      Provision for loan losses                            (6.9)        (8.8)      (1.9)   (21.6)
      Noninterest income                                  153.9        142.9       11.0      7.7
      Noninterest expense                                 179.0        165.6       13.4      8.1
------------------------------------------------------------------------------------------------
           Income before taxes & minority interest   $    125.7   $    112.5   $   13.2     11.7
                                                     ===========================================

* Affiliate managers comprise Cramer Rosenthal McGlynn and Roxbury Capital Management.

Segment data for prior periods may differ from previously published figures due to changes in reporting methodology and/or organizational structure.